Airbee Announces Board Appointment

Mal Gurian to Join Airbee Board

Rockville, MD– December 16, 2004 – Airbee Wireless Inc. (OTC Other: ABEW), a leading provider of intelligent software for unwired voice, data and video networking, announced today that Mal Gurian will join the company’s board effective January 1, 2005.

A pioneer of the wireless industry, Gurian is cofounder and chairman of Authentix Network, the original parent of SimplySay LLC. He began his career as vice president of Radio Telephone Corporation in 1960 and then became senior vice president of Aerotron Inc., a Siemens company. He was recruited by OKI Electric Industries of Japan to launch OKI Telecom, the company’s cellular telephone division, and was responsible for OKI receiving the first FCC type certification for a cellular telephone. While with OKI, he also was instrumental in negotiating the only private label contracts with all Regional Bell Operating Companies.

Gurian then served as president of Cellcom Cellular Corporation and became chairman and chief executive officer of GlobalLink Communications in January, 1993. Gurian is president emeritus of the Radio Club of America and the recipient of the club’s Sarnoff Citation, the Special Service Award and the Fred Link Mobile Award. He is also a recipient of the Chairman’s Award from the National Association of Business and Educational Radio and the Popov Scientific Society Medal from the St. Petersburg Electrotechnical University in Russia. He has served as an advisor to OKI, TRW, Sony and Murata and was inducted into the RCR Wireless Hall of Fame.

Commenting on the appointment, Airbee CEO Sundaresan Raja said, “We are very pleased with this addition to our board. We expect to draw on Mal’s experience to help steer the company as we release our software products to the marketplace, a process that we expect will expand dramatically with the ZigBee specification release.”

This announcement is coincident to the ZigBee Alliance release of its awaited 1.0 specification. Airbee is a member of the alliance, which now has more than 100 member companies. The release has been anticipated for several months and is expected to enable many ZigBee-ready and ZigBee-compliant product announcements in the coming months from chip manufacturers, OEMs, integrators and software providers.

Airbee’s technology enables mesh networking, monitoring, and control of devices and sensors. With Airbee Unwired Networking™, end-user products for sensor automation communicate like never before and are very affordable.

About Airbee
Airbee is an innovator of intelligent software solutions for unwired voice, data and video networking. Products include embedded software, management platform, development tools and services. Airbee technology is licensed by OEMs, silicon providers and integrators. All products are designed and engineered to comply with ZigBee / IEEE 802.15.4 standards. Airbee technology offers affordability, greater flexibility and shorter time to market, unlike anything else now available. To learn more about Life Unwired™ with Airbee technology inside, please visit www.airbeewireless.com, or call +1 (301) 517-1860.

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Legal Notice Regarding Forward-Looking Statements: “Forward-looking statements” may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. Airbee Wireless, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, and/or changes in our business strategies.

Contact:
RMR Associates:	Lise Alsbrooks +1 (301) 217-0009 x40